EXHIBIT 5.1

                         [Hunton & Williams Letterhead]


                                  July 28, 1998

Owens & Minor, Inc.
Owens & Minor Trust I
c/o Owens & Minor, Inc.
4800 Cox Road
Glen Allen, Virginia 23060



                            Owens & Minor Trust I --
           $132,000,000 $2.6875 Term Convertible Securities, Series A

Ladies and Gentlemen:

         We have acted as counsel to Owens & Minor, Inc., a Virginia corporation (the "Company"), and to Owens & Minor Trust I, a statutory business trust formed under the Delaware Business Trust Act (the "Trust"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the Trust's $2.6875 Term Convertible Securities, Series A ("TECONS") to be sold by certain holders of such TECONS. The TECONS were issued pursuant to the terms of an Amended and Restated Declaration of Trust dated as of May 13, 1998 (the "Declaration of Trust") among the Company and The First National Bank of Chicago, as Property Trustee, First Chicago Delaware, Inc., as Delaware Trustee and certain officers of the Company as Regular Trustees ("Regular Trustees"), and are guaranteed by the Company to the extent described in the Preferred Securities Guarantee Agreement dated as of May 13, 1998 (the "Guarantee"). The Trust has acquired $136,082,500 aggregate principal amount of 5.375% Junior Subordinated Convertible Debentures Due 2013 of the Company (the "Debentures") with the proceeds from the sale of the TECONS and the sale to the Company of the common securities of the Trust. The Debentures were issued pursuant to the terms of a Junior Subordinated Indenture dated as of May 13, 1998 as supplemented by a First Supplemental Indenture dated as of May 13, 1998 (the Indenture, as so supplemented is referred to as the "Indenture"), among the Company and The First National Bank of Chicago, as Indenture Trustee (the "Indenture Trustee").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other documents as we have deemed necessary or advisable for the purpose of rendering this opinion.

We do not purport to express an opinion on any laws other than the federal laws of the United States of America, the laws of the Commonwealth of Virginia and the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

          (i) the Debentures have been duly authorized and, assuming that they have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Trust, are valid and binding obligations of the Company, entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to
                  (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity;

         (ii) the Guarantee has been duly authorized, executed and delivered by the Company and (assuming due authorization, execution and delivery thereof by the guarantee trustee) constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; and

         (iii) the shares of Common Stock of the Company issuable upon conversion of the TECONS have been duly authorized for issuance by the Company upon such conversion by all necessary corporate action and such Common Stock, when duly issued upon such conversion, will be validly issued, fully paid and nonassessable; no holder thereof is subject to personal liability solely by reason of being such a holder; and the issuance of such Common Stock upon such conversion is not subject to preemptive rights.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.




                             /s/ Hunton & Williams